Exhibit 99.1

Investor Contact:	Media Contact:
Robert S. Schneider	Maria F. Slippen
U.S.I. Holdings Corporation	U.S.I. Holdings Corporation
914-749-8702	914-749-8511
rschneider@usi.biz	maria.slippen@usi.biz

U.S.I. Holdings Corporation Announces Stock Repurchase Plan

BRIARCLIFF MANOR, N.Y., May 10, 2004—U.S.I. Holdings Corporation (“USI”) (NASDAQ: USIH) today announced that its Board of Directors has authorized a plan to use proceeds, and related tax benefit amounts, from stock option and warrant exercises to repurchase our common stock in order help offset dilution from the company’s equity compensation programs and previously issued warrants to purchase our common stock. The amount and timing of repurchases will be based upon the number of shares of our common stock which may be issued from time to time upon the exercise of stock options and warrants, market conditions and other factors. Repurchases may be effectuated through open market and/or privately negotiated transactions. Since its initial public offering in October 2002, USI has received approximately $2.4 million of proceeds from the exercise of stock options, resulting in the issuance of 242,194 shares of our common stock. The proceeds from such exercises would be available to repurchase shares of our common stock.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the anticipated stock repurchases. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI’s filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 70 offices in 19 states. Additional information about USI may be found at www.usi.biz.